Exhibit 99.1

ALBANY INTERNATIONAL ANNOUNCES SALE OF

PRIMALOFT® PRODUCTS BUSINESS

Rochester, New Hampshire, May 2, 2012 – Albany International Corp. (NYSE:AIN) announced today that it had agreed to sell its PrimaLoft® Products ("PrimaLoft®") business to PrimaLoft®, Inc., a company newly formed by the current PrimaLoft management team, in partnership with Prudential Capital Partners L.P. (“the Buyer”), for $38 million, subject to customary post-closing adjustments. PrimaLoft® is the world leader in synthetic insulations and yarns used in outdoor and fashion brands, home furnishings, work wear, and military applications.

Under the terms of the agreement, the Buyer will acquire all assets related to the PrimaLoft® business. The Company’s Board of Directors unanimously approved the terms of the agreement.

The transaction is subject to customary closing conditions and is expected to close by the end of the second quarter of 2012.

The Company intends to use the net proceeds from the transaction to continue to strengthen the balance sheet. Additional details will be included in the second-quarter earnings release.

President and CEO Joseph G. Morone commented, “This transaction, following the sale of Albany Door Systems and the integration of Paper Machine Clothing and Engineered Fabrics earlier this year, completes our efforts to simplify our ‘cash and grow’ corporate strategy and structure. The combination of the cash generation potential of Machine Clothing, the growth potential of Albany Engineered Composites, and a strong balance sheet leaves Albany well positioned for both the near and long term. For our friends and colleagues at PrimaLoft® Products, who have so successfully grown and positioned PrimaLoft® as a leading global brand, they will have the opportunity to continue to grow with the support of Prudential, while building on the strong foundation they established as a part of Albany International over the last 20+ years.”

“We have a long-standing relationship with Albany International and know the PrimaLoft®

business well,” says Eric Seward, vice president, Prudential Capital Group. “PrimaLoft® has a tremendous reputation in the marketplace, and we are thrilled to back the management team in this transaction.”

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About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world's leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. In addition, the Company’s PrimaLoft® Products is a supplier of high-performance insulation materials for outerwear and home furnishings. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Investor Contact:	Media Contact:
John Cozzolino	Susan Siegel
518-445-2281	603-330-5850
john.cozzolino@albint.com	susan.siegel@albint.com

About Prudential Capital Group

Prudential Capital Group is an investment business of Prudential Financial Inc. (NYSE: PRU), and has been a leading provider of corporate and project finance to companies worldwide for more than 70 years. Managing a portfolio of $59.2 billion as of December 31, 2011, Prudential Capital offers senior debt and mezzanine capital, leverage leases, credit tenant leases, and equipment finance to companies, worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Minneapolis, Newark, N.J., New York, Paris and San Francisco. For more information, please visit www.prudentialcapitalgroup.com.

Prudential Contact:

John Chartier

973-802-9829

john.chartier@prudential.com